Exhibit 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE

OMG Reports 2003 Second Quarter, YTD Results

Cleveland, OH, July 29, 2003—OM Group, Inc. (NYSE:OMG) today announced results for the second quarter ended June 30, 2003. For the period, net sales from continuing operations were $196.7 million, compared to $182.5 million a year ago. Income from continuing operations amounted to $7.2 million, or $0.26 per diluted share, versus the $28.9 million, or $1.01 per diluted share, reported in the second quarter of 2002.

Net income including discontinued operations was $4.4 million, or $0.15 per diluted share, for the quarter. Discontinued operations consist primarily of the Precious Metal Chemistry and Metal Management segments (PMG). On June 3, 2003, OMG announced it had reached a definitive agreement to sell these businesses to Umicore for €643 million. The transaction is expected to close on July 31, 2003.

SIX-MONTH RESULTS

For the six months ended June 30, 2003, net sales from continuing operations were $406.1 million, compared to the $349.0 million reported for the first half a year ago. Income from continuing operations in 2003 was $6.9 million, or $0.24 per diluted share, versus the $40.9 million, or $1.45 per diluted share, reported for the same six-month period in 2002. Net loss including discontinued operations was $3.4 million, or $.12 per diluted share, in 2003, compared to net income of $48.9 million, or $1.74 per diluted share, in 2002. Excluding restructuring charges of $3.8 million taken in the first quarter of 2003, income from continuing operations was $10.7 million, or $0.38 per diluted share. Including discontinued operations and excluding restructuring charges of $10.1 million ($10.0 million after-tax) taken in the first quarter of 2003, net income was $6.6 million, or $0.23 per diluted share.

	Six months ended June 30, 2003
	(in millions, except per share data)
		Restructuring	Excluding
	As Reported	Charges*	Restructuring

Income from continuing operations	$6.9	$3.8	$10.7

Diluted EPS – income from continuing operations	$0.24	$0.14	$0.38

Net income (loss)	$(3.4)	$10.0	$6.6

Diluted EPS – net income (loss)	$(0.12)	$0.35	$0.23

*	First quarter 2003 results included total restructuring charges of $10.1 million ($10.0 million after-tax), including $3.8 million from continuing operations.

OMG Reports 2003 Second Quarter, YTD Results — Page 2 of 3

BUSINESS SEGMENT RESULTS

Base Metals – Continuing Operations

The base metal chemistry segment includes the cobalt, nickel and other base metal manufacturing businesses. Net sales for continuing operations for the second quarter 2003 were $196.7 million, compared to the $182.5 million reported in the second quarter 2002. Operating profit from continuing operations for the second quarter 2003 was $20.9 million, compared to $40.7 million recorded in 2002. The unfavorable effects of a strong Euro and a planned shutdown of the company’s Finland-based refining operations more than offset the benefits of higher metal prices and continued healthy demand in certain key end-markets.

Precious Metal Chemistry – Discontinued Operations

The precious metal chemistry segment includes the auto catalyst business and other precious metal manufacturing businesses. Net sales for the quarter were $412.7 million, compared to $361.4 million generated in the same three months of 2002. Net sales excluding precious metal were $156.8 million, compared to $131.7 million, or a 19% increase; however, excluding the impact from foreign exchange, sales declined 3%. Operating profit for the second quarter 2003 was $20.5 million, versus $23.4 million a year ago.

Metal Management – Discontinued Operations

The metal management segment acts as a metal sourcing operation, primarily procuring precious metal. Operating profit for the quarter was $2.5 million, up slightly from the $2.2 million posted in the second quarter a year ago. Net sales for the 2003 second quarter were $564.8 million versus $746.1 million for 2003.

OUTLOOK

James P. Mooney, chairman and chief executive officer, commented, “With the expected completion of the sale of the PMG in sight, we can move into the second half of the year focused solely on returning our base metals businesses to the level of profitability they achieved in the past. By controlling costs, aggressively pursuing fair value for our products and focusing on new product development, we believe we can consistently improve the profitability of our base metals businesses.”

Thomas R. Miklich, chief financial officer, added, “Our operating plan for the second half of 2003 takes into account the challenges of weak economic conditions and a strong Euro. We expect that an additional restructuring charge will be taken in the third quarter as we adjust our operations to reflect the sale of the PMG. The amount of the charge is not yet known. For the third quarter, we expect revenues from continuing operations will be in the range of $215 million to $230 million, operating profit before restructuring charges in the range of $15 million to $17 million. Earnings per diluted share for continuing operations before restructuring charges will be in the range of $0.15 to $0.19. This assumes an average price for cobalt at $9.00 per pound, an average nickel price at $3.75 per pound and the Euro at $1.14”.

OMG Reports 2003 Second Quarter, YTD Results — Page 3 of 3

CONFERENCE CALL/WEBCAST INFORMATION

OMG’s management will conduct a conference call on Wednesday, July 30, 2003, beginning at 8:30 a.m. (ET) and provide a more comprehensive review of the company’s performance. Investors may access the live audio broadcast by simply logging on to www.omgi.com/investor relations/webcasts.com. A copy of management’s presentation materials will be available at the time of the call. The company recommends visiting the Web site at least 15 minutes prior to the webcast to download and install any necessary software. Also, a webcast audio replay will be available commencing three hours after the call under Investor Audio Archive.

ABOUT OM GROUP, INC.

Headquartered in Cleveland, Ohio, OM Group operates manufacturing facilities in the Americas, Europe, Asia, Africa and Australia. For more information on OM Group, visit the Company’s Web site at www.omgi.com.

For more information contact: Greg Griffith, Director of Investor Relations, 216-263-7459

Commentary on business trends and the Company’s financial outlook is provided on the earnings release date during the quarterly teleconference call, which is webcasted, transcribed and posted on the Company’s web site. In the interest of fair disclosure, the Company does not intend to comment on business trends or financial outlook between quarterly earnings release dates.

The foregoing discussion may include forward-looking statements relating to the business of the Company. Such forward-looking statements are based upon specific assumptions subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results of the Company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include the price and supply of the Company’s raw materials, particularly cobalt, copper, nickel and precious metal; the demand for the Company’s products; the effect of non-currency risks inherent in the Company’s operations in foreign countries including political, social, economic and regulatory factors; the effects of the substantial debt incurred in connection with the Company’s acquisitions or ability to refinance or repay debt; the effect of fluctuations in currency exchange rates on the Company’s international operations; the impact of the Company’s restructuring program on its continuing operations; the ability of the Company to complete the sale of its precious metal chemistry business, which in turn may impact the Company’s ability to meet its debt covenants with respect to net proceeds from assets sales; the potential impact of the Company being named in a 2002 United Nations panel report focusing on companies and individuals operating in the Democratic Republic of Congo; and the potential impact of an adverse result of the shareholder class action lawsuits filed against the Company and the named executives.

OM GROUP, INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(Thousands of dollars, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003		2002

Net sales	$196,719	$182,487	$406,059		$349,041
Cost of products sold	161,775	130,836	335,635		250,150

	34,944	51,651	70,424		98,891
Selling, general and administrative expenses	20,597	18,288	44,137	*	38,083

INCOME FROM OPERATIONS	14,347	33,363	26,287		60,808
OTHER INCOME (EXPENSE)
Interest expense	(10,679)	(5,800)	(20,890)		(12,487)
Foreign exchange gain	3,196	6,894	734		6,595
Investment income and other, net	492	2,783	963		2,812

	(6,991)	3,877	(19,193)		(3,080)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTERESTS	7,356	37,240	7,094		57,728
Income taxes	1,542	8,328	1,542		16,834
Minority interests	(1,429)	25	(1,367)		(21)
INCOME FROM CONTINUING OPERATIONS	7,243	28,887	6,919	*	40,915
INCOME (LOSS) FROM DISCONTINUED OPERATIONS*	(2,868)	(3,386)	(10,308)	**	7,954

NET INCOME (LOSS)	$4,375	$25,501	$(3,389)		$48,869

Income (loss) per common share — basic:
Continuing operations	$0.26	$1.02	$0.24		$1.48
Discontinued operations	$(0.11)	(0.12)	(0.36)		0.28

Net income (loss)	$0.15	$0.90	$(0.12)		$1.76

Income (loss) per common share — assuming dilution:
Continuing operations	$0.26	$1.01	$0.24		$1.45
Discontinued operations	(0.11)	(0.12)	(0.36)		0.29

Net income (loss)	$0.15	$0.89	$(0.12)		$1.74

Dividends paid per common share	$—	$0.14	$—		$0.28

Weighted average shares outstanding (000)
Basic	28,306	28,253	28,304		27,696
Assuming dilution	28,308	28,706	28,305		28,151

*	- Continuing operations for the six-months ended June 30, 2003 includes restructuring charges of $3.8 million, with no tax benefit.

**	- Discontinued operations for the six-months ended June 30, 2003 includes restructuring charges of $6.3 million ($6.2 million after-tax).

OM GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Thousands of dollars, except share data)
(Unaudited)

	June 30,	December 31,
ASSETS	2003	2002

CURRENT ASSETS
Cash and marketable securities	$19,518	$11,757
Accounts receivable	109,762	95,829
Inventories	306,965	295,951
Other current assets	69,450	90,377

Total Current Assets	505,695	493,914
PROPERTY, PLANT AND EQUIPMENT, NET	483,441	498,778
OTHER ASSETS
Goodwill and other intangible assets	190,073	188,597
Other assets	93,882	91,080
Assets of discontinued operations	1,090,218	1,066,767

TOTAL ASSETS	$2,363,309	$2,339,136

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term debt and current portion of long-term debt	$7,000	$6,750
Accounts payable	63,317	94,186
Other accrued expenses	57,225	55,203

Total Current Liabilities	127,542	156,139
LONG-TERM LIABILITIES
Long-term debt	1,145,776	1,187,650
Other long-term liabilities	82,259	85,034
Minority interests	53,266	55,202
Liabilities of discontinued operations	433,210	385,226
STOCKHOLDERS’ EQUITY	521,256	469,885

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,363,309	$2,339,136